SENTRY PETROLEUM LTD. APPOINTS CHIEF FINANCIAL OFFICER AND NEW EXECUTIVE DIRECTOR

Denver, Colorado - (Marketwire - August 28, 2008) -- Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today the appointment of Iynky Maheswaran as Executive Director and Chief Financial Officer, effective immediately. Mr. Maheswaran is a certified practicing accountant with an MBA and a BA in economics. He brings a wealth of corporate finance, strategic planning and management experience to Sentry Petroleum. Prior to joining Sentry Mr. Maheswaran was head of finance for Telstra's 3G Infrastructure Services (3GIS) joint venture. The mandate was to maximise the $1Billion investment in the 3G network by providing the "best of class" quality to customers while maintaining the lowest cost platform relative to the industry. He was responsible for finance, strategy and commercial management of the organization.

Mr. Maheswaran will oversee Sentry's deal structuring and risk management for new businesses, as well as corporate alliances, partnerships and business case development for exploration and drilling projects. He will also succeed Alan Hart, who has served as CFO since February 2006.

"We are delighted to welcome Iynky to Sentry. With his appointment, we are in an even stronger position to deliver on our objective of becoming a pre-eminent oil and gas company." said Dr. Rajeswaran, chief executive officer of Sentry Petroleum. "Mr. Maheswaran not only has a proven track record of growing businesses and managing complex capital structures, but he also has a depth of financial and operational experience that will be invaluable in helping Sentry achieve its business objectives."

"I am excited to be joining Sentry Petroleum at such an important point in its corporate evolution," stated Mr. Maheswaran. "The company has grown significantly in the preceding year and we have high expectations for the company. MBA Petroleum Consultants is upgrading the leads in ATP-865 to prospects and high grading the Sherwood Park prospect for drilling. I look forward to working closely with Sentry's board and executive team as we strive to ensure Sentry achieves its full potential as an industry leading oil and gas company."

About Sentry Petroleum
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.
14 Wall Street,
20th Floor
New York, NY 10005
212.344.6464 or 800.477.7570
p.niemetz@panconsultants.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.